Exhibit 4.1

PROMISSORY NOTE

$[__] [__], 2019

For value received, the undersigned, Gadsden Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), having an address at 15150 N. Hayden Road, Suite 235, Scottsdale, AZ 85260, promises to pay to the order of [__], in its capacity as a lender party to that certain Loan and Security Agreement dated as of [__], 2019 (collectively with the other lenders thereto, the “Lenders” and each a “Lender”), as the same may be amended, modified, supplemented or restated from time to time (the “Loan Agreement”), at the principal offices of the Borrower, or at such other place as the Lender may designate in writing from time to time, the principal amount [__] AND 00/100 DOLLARS ($[__].00) in lawful money of the United States of America, in immediately available funds, if not sooner paid in accordance with the terms of the Loan Agreement, on the Maturity Date.

This Promissory Note (this “Note”) evidences Loan made and to be made to Borrower by the Lender under the Loan Agreement, and Borrower hereby promises to pay (i) interest on the principal amount of the Loans at the applicable Interest Rate and at the times and in the manner specified therefor in the Loan Agreement, and (ii) such principal amount at the times and in the manner specified therefor in the Loan Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

This Note is issued by Borrower under the terms and provisions of the Loan Agreement and is secured, among other things, by the Collateral described in the Loan Agreement and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof as provided in the Loan Agreement. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain mandatory prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Loan Agreement.

Borrower waives presentment, demand, protest, notice of dishonor or non-payment, as well as all defenses with respect to this Note, notice of acceptance hereof, credit extended, Collateral received or delivered, or any other action taken by Lender in reliance hereon and all other demands and notices of any description or of any kind whatsoever. Borrower’s payment obligations are absolute and unconditional without any right, rescission, set off, counterclaim or defense for any reason against Lender. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note shall be construed in accordance with, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws (other than Section 5-1401 and 5-1402 of the New York General Obligations Law) and applicable federal law.

A LENDER’S RIGHT TO BRING AN ACTION AGAINST THE BORROWER UNDER THIS NOTE IS EXPRESSLY SUBJECT TO SECTION 14.7 OF THE LOAN AGREEMENT CAPTIONED “LIMITATION ON ACTIONS BY LENDERS.”

IN WITNESS WHEREOF, Borrower does hereby execute this Note as of the date set forth above.

Gadsden Growth Properties, L.P.

By:	FC Global Realty Incorporated,
Its general partner

By:
Name: John Hartman
Title: Chief Executive Officer